Exhibit 99.2

Chembio Reports Fourth Quarter
 and Full-Year 2007 Results

Results Feature Record Revenues for Point-of-Care, Rapid HIV Tests

Conference Call Scheduled for Thursday, March 13 at 10:00 a.m. Eastern Time

MEDFORD, N.Y (March 13, 2008) – Chembio Diagnostics, Inc. (OTC/BB: CEMI) today reported financial results for the three and twelve months ended December 31, 2007.

Total revenues for 2007 were $9.2 million, an increase of $2.7 million or 42% from total revenues of $6.5 million in 2006.  This increase was primarily due to initial sales of Chembio’s rapid HIV tests to its U.S. marketing partner, increased sales in Africa, sales to a distributor in Mexico, and increased development and grant revenues, partially offset by lower sales to South America.

Rapid HIV test revenue for 2007 increased $3.5 million to $7.9 million or 79% from $4.4 million in 2006.  This includes approximately $2.4 million in revenues realized from sales of rapid HIV tests in the United States.

The net loss attributable to common stockholders was $8.3 million or $0.57 per share for 2007 compared to a net loss attributable to common stockholders of $8.2 million or $0.80 per share for 2006. The net loss attributable to common stockholders for 2007 includes $4.2 million of non-recurring deemed dividends and $1.3 million in non-cash dividends to preferred stockholders.  The net loss attributable to common stockholders for 2006 includes $3.0 million in non-cash dividends to preferred stockholders.  As previously reported, all of the Company’s preferred stock was converted to common stock on December 19, 2007, and no preferred stock dividends are required in the future.

Total revenues for the fourth quarter of 2007 were $2.4 million, a 9% decrease compared with fourth quarter 2006 revenues of $2.6 million.  This decrease was primarily due to $1.1 million of revenues from a division of Bio-Rad Laboratories in Mexico and $845,000 in sales to Brazil during the 2006 fourth quarter that did not recur in the 2007 fourth quarter.  These items were largely offset by increased rapid HIV test sales in Africa of $740,000, and to sales by the Company’s marketing partner in the U.S. of $875,000 during the 2007 quarter, where there were no sales in the 2006 quarter.

The net loss attributable to common stockholders was $5.2 million or $0.32 per share for the fourth quarter of 2007 compared to a net loss attributable to common stockholders of $3.1 million or $0.24 per share for the fourth quarter of 2006. The net loss attributable to common stockholders for the fourth quarter of 2007 includes $4.2 million of non-recurring deemed dividends and $.25 million in non-cash dividends to preferred stockholders.  The net loss attributable to common stockholders for the fourth quarter of 2006 included $1.0 million in non-cash dividends to preferred stockholders.

Fourth Quarter and Recent Highlights

•
Received CLIA (Clinical Laboratory Improvement Act) Waiver for our FDA-approved HIV Barrel test, a unique, self-contained rapid HIV test that is exclusively marketed worldwide by Inverness Medical Innovations, Inc. as Clearview® COMPLETE HIV 1/2. The CLIA waiver allows the sale of these rapid HIV tests to a potential market of approximately 189,000 laboratory entities across the United States, including physician offices and clinics.

•
Achieved the performance objectives of the feasibility study for the Company’s Dual Path Platform (DPP™”) point-of-care test system entered into with Pall Corporation in July 2007. This successful feasibility study demonstrated the significant performance advantages of DPP™ over conventional single-path lateral-flow design and further defined the value proposition that the technology can provide to partners.

•
Completed three new technology transfer, supply and license agreements with The Bio-Manguinhos unit of the Oswaldo Cruz Foundation of Brazil for products being developed by Chembio with its patented DPP™ technology. Internal and external studies demonstrated high sensitivity and specificity for Chembio’s DPP™ assays for Leishmania, Leptospirosis and HIV-1 confirmatory tests in comparison with conventional single-path, lateral-flow technology in screening for infectious diseases. This agreement also served to advance the scale-up of DPP™ production capability for future DPP™ collaborations.

•	Engaged in funded feasibility studies for DPP technology with potential partners.
•
Received certification under ISO (International Organization for Standardization) 13.485: 2003, the quality system that is most recognized throughout the European Community for products seeking a CE marking. Chembio has engaged a European Notified Body in connection with its plans to obtain a CE marking for its products.

“We are pleased with our many achievements in 2007.  We significantly increased our revenues, expanded our gross margins, controlled our overhead costs, advanced our proprietary DPP™ technology and enhanced our production capacity.  We expect to build upon this momentum throughout 2008," said Lawrence Siebert, President and CEO. "Our 2007 revenue growth is largely attributable to our entry into the U.S. market.  The recent CLIA waiver mentioned above significantly expands the market for this point-of-care diagnostic.  In addition, recent recommendations by the U.S. Center for Disease Control and Prevention (CDC) for routine HIV screening of the general population are expected to continue to drive sales of rapid, point-of-care HIV diagnostics.”

“During 2007, we made great strides toward advancing our proprietary DPP™ technology.  We engaged in a number of feasibility agreements for DPP™, and are optimistic about its future.  Our agreements with the Oswaldo Cruz Foundation and agreements in negotiations with others are validating DPP™ and laying the ground work for future DPP™ collaborations," continued Mr. Siebert.

In closing, he stated, "The recent conversion of our outstanding preferred shares to common stock has simplified our capital structure in a manner that we believe will benefit out Company and our shareholders. We would like to thank our loyal and supportive shareholders for the confidence that they have expressed in Chembio during this past year and our employees for their dedication and hard work."

Conference Call

Chembio has scheduled a conference call and webcast for 10:00 a.m. Eastern time on Thursday, March 13, 2008.  Participants may access the call by dialing (877) 407-0782 in the U.S. or (201) 689-8567 outside the U.S.  Following the completion of the call, a telephone replay will be accessible until March 20, 2008 at 11:59 p.m. Eastern Time by dialing (877) 660-6865 from the U.S. or (201) 612-7415 from outside the U.S. and entering reservation account number 286 and conference ID 278362. The conference call may also be accessed via the internet at http://www.vcall.com/IC/CEPage.asp?ID=127084.  An archive of the webcast will be available for 90 days on the Company's website at www.chembio.com.

 About Chembio Diagnostics

Chembio Diagnostics, Inc., a developer and manufacturer of proprietary rapid diagnostic tests, participates in the growing $5 billion point-of-care testing market. Chembio’s two U.S. Food and Drug Administration (FDA) PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Inverness Medical Innovations, Inc.  Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio also has rapid tests for veterinary tuberculosis and Chagas disease.  In 2007 Chembio received a U.S. patent for its Dual Path Platform (DPP™) technology which has significant advantages over currently available lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP™.  Headquartered in Medford, N.Y. with approximately 100 employees, Chembio is licensed by the FDA as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results.  Actual revenue may differ materially from those anticipated in this press release.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:

Company Contact:                                                                           Investor Relations Contacts:
Chembio Diagnostics, Inc.                                                                Lippert/Heilshorn & Associates, Inc.
Matty Arce                                                                                         Anne Marie Fields
631-924-1135 ext 123                                                                           (afields@lhai.com)
www.chembio.com                                                                               (212) 838-3777
               Bruce Voss
               (bvoss@lhai.com)
               (310) 691-7100
               www.lhai.com

(Tables to follow)

Chembio Diagnostics, Inc.
Summary of Results of Operations

	For the years ended
	December 31, 2007	December 31, 2006
Total Revenues	$9,230,948	$6,502,480

Gross Profit	3,862,303	2,016,568

Operating Loss	(2,876,164)	(4,580,193)

Net Loss	(2,626,892)	(4,995,020)

Preferred Dividends, Deemed Dividends and Beneficial Conversion Feature	5,645,310	3,210,046

Net Loss Attributable to Common Stockholders	$(8,272,202)	$(8,205,066)

Loss per share	$(0.57)	$(0.80)

Chembio Diagnostics, Inc.
Summary of Balance Sheet

	December 31, 2007	December 31, 2006
CURRENT ASSETS:
Cash	$2,827,369	$4,290,386
Other current assets	2,643,938	2,663,282
TOTAL CURRENT ASSETS	5,471,307	6,953,668

NET FIXED ASSETS	829,332	603,603

OTHER ASSETS	284,358	349,306

	$6,584,997	$7,906,577

TOTAL CURRENT LIABILITIES	$2,242,583	$1,840,435

TOTAL OTHER LIABILITIES	79,588	456,758

TOTAL LIABILITIES	2,322,171	2,297,193

PREFERRED STOCK -Series C	-	6,549,191

TOTAL STOCKHOLDERS’ EQUITY (DEFICIENCY)	4,262,826	(939,807)

	$6,584,997	$7,906,577

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